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                                                                   EXHIBIT 2

                      Contact: John Tarrh
                               Applied Science and Technology, Inc.
                               Senior Vice President and Chief Financial Officer
                               (781) 937-5135

                      Investor Relations Contact
                               Donna N. Stein, APR/Dan Durkin/Keil Decker
                               Morgen-Walke Associates, Inc.
                               (212) 850-5600

                      Press Contact:Lee Foley/Elizabeth Pieroni
                               Morgen-Walke Associates, Inc.
                               (212) 850-5600

FOR IMMEDIATE RELEASE


            ASTEX BOARD OF DIRECTORS APPROVES SHAREHOLDER RIGHTS PLAN

         Woburn, Mass - March 4, 1998 - Applied Science and Technology, Inc. (NASDAQ symbol: ASTX) today announced that its Board of Directors has adopted a shareholder rights plan. In adopting the plan, the Company stated that it was not doing so in response to any known effort to acquire the Company but that the plan is designed to assure that all ASTeX shareholders will receive fair and equal treatment in the event of any unsolicited attempt to acquire the Company.

The plan was implemented by declaring a dividend distribution of one preferred share purchase right for each outstanding share of ASTeX's common stock. The dividend will be distributed to shareholders of record on March 4, 1998 and will be payable as of the close of business on that date. The rights will expire on December 31, 2007 unless redeemed prior to that date. The distribution of the preferred share purchase rights is not taxable to the Company's shareholders.

Each right will entitle registered holders of the Company's common stock to purchase one one-thousandth of a share of a new series of junior participating preferred stock. The rights will be exercisable only if a person or group 1) acquires 15% or more of the Company's common stock, or 2) announces a tender offer the consummation of which would result in ownership by that person or group of 15% or more of the common stock. Once exercisable, and in some circumstances if certain additional conditions are met, the rights plan allows ASTeX shareholders (other than the acquiror) to purchase common stock in ASTeXe or in the acquiror at a substantial discount.

Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole
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discretion may  establish.  Immediately  upon any redemption of the Rights,  the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. A detailed description of the rights plan will be mailed to shareholders at the time of the distribution.

         ASTeX is a leading provider of innovative production technology for the manufacture of advanced semiconductor devices. ASTeX markets its plasma sources and subsystems, ozone generators and subsystems, and specialty power sources to the world's leading semiconductor capital equipment manufacturers. ASTeX markets the same underlying core technology for medical, electro-optic and synthetic diamond applications. For more information, visit the new ASTeX web site at www.astex.com.


         "Safe Harbor" Statement under the Private Securities Litigation Reform Act o f 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.



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